Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports:

•

dated March 13, 2012, except for the changes in the presentation of comprehensive loss discussed in Note 2, and discontinued operations discussed in Note 4, which are as of May 24, 2012, with respect to the consolidated financial statements and financial statement schedule of Motricity, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Form 8-K on May 24, 2012; and

•	dated March 13, 2012, with respect to internal control over financial reporting of Motricity, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2011 which are incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-183487) and Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 on Form S-1 (File No. 333-178309). We consent to the incorporation by reference in the Registration Statements and Prospectuses of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Seattle, Washington

September 7, 2012